April 28, 2005

Media Contact: Cynthia Messina, Las Vegas, NV (702) 876-7132

Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237

SWX-NYSE

For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER EARNINGS

Las Vegas - Southwest Gas Corporation announced consolidated earnings of $0.88 per basic share for the first quarter of 2005, a $0.31 decrease from the $1.19 per basic share earned during the first quarter of 2004. Consolidated net income was $32.8 million, compared to $41 million in the prior period.

According to Jeffrey W. Shaw, Chief Executive Officer, “The decrease in earnings between quarters is primarily due to the impact on operating margin of warmer weather in the first quarter of 2005 when compared to the same period in 2004 and an increase in operating costs between the quarters. Rate design changes in recent rate case decisions in Nevada and California have mitigated the impact of weather on operating margin; and rate relief granted in these jurisdictions has helped compensate for increased costs. However, our financial results still reflect the impact of weather and increased costs in our largest operating area – Arizona. The rate case on file in Arizona addresses these rate design and rate relief issues and we are hopeful that a favorable decision will be received later this year.”

-more-

For the twelve months ended March 31, 2005, consolidated net income was $48.6 million, or $1.35 per basic share, compared to $54 million, or $1.59 per basic share, during the twelve-month period ended March 31, 2004. A decline in operating results from the natural gas operations segment was partially offset by improved construction services segment results.

Natural Gas Operations Segment Results

First Quarter

Operating margin, defined as operating revenues less the cost of gas sold, decreased approximately $6 million, or three percent, in the first quarter of 2005 compared to the first quarter of 2004. During the last twelve months, the Company added 82,000 customers, an increase of five percent. This customer growth contributed an incremental $5 million in operating margin during the quarter. Rate relief in Nevada and California added a net $1 million in margin compared to the prior-year quarter (the prior-year quarter included $3.3 million in California rate relief delayed from 2003). Differences in heating demand caused by weather variations between periods coupled with reduced average usage due to conservation and energy efficiencies accounted for a $12 million decrease. Temperatures during the current period were warmer than normal, whereas prior-period weather was relatively normal.

Operating expenses for the quarter increased $6.7 million, or six percent, compared to the first quarter of 2004 primarily due to general cost increases and incremental operating costs associated with serving additional

-more-

customers. Net financing costs increased $1.3 million, or six percent, between periods primarily due to an increase in average debt outstanding to help finance growth and higher rates on variable-rate debt.

Twelve Months to Date

Operating margin increased $28 million, or five percent, between periods. Continuing customer growth contributed an incremental $20 million. Rate relief in California and Nevada added $13 million. Differences in heating demand caused by weather variations between periods and lower usage due to conservation and energy efficiencies resulted in a $5 million margin decrease as warmer-than-normal temperatures were experienced during both periods. The unfavorable impacts of these factors were approximately $17 million in the current twelve-month period and $12 million in the prior period.

Operating expenses increased $35 million, or eight percent, between periods reflecting general increases in labor and maintenance costs, and incremental operating costs associated with serving additional customers. Additional factors include increases in insurance premiums, employee-related expenses, compliance costs, and costs to develop energy efficient technology.

Net financing costs rose $4.8 million, or six percent, between periods primarily due to an increase in average debt outstanding to help finance growth, partially offset by a reduction in interest costs associated with the purchased gas adjustment account balance.

-more-

Southwest Gas Corporation provides natural gas service to 1,632,000 customers in Arizona, Nevada, and California. Its service territories are centered in the fastest-growing region of the country.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, the ability to recover costs through the PGA mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and the ability to raise capital in external financings. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing, operations, and maintenance expenses will continue in future periods.

-more-

SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2005	2004
Consolidated Operating Revenues	$542,880	$473,400
Net Income	$32,829	$41,044
Average Number of Common Shares Outstanding	37,097	34,411
Basic Earnings Per Share	$0.88	$1.19
Diluted Earnings Per Share	$0.88	$1.18

TWELVE MONTHS ENDED MARCH 31,	2005	2004
Consolidated Operating Revenues	$1,546,540	$1,301,119
Net Income	$48,560	$54,007
Average Number of Common Shares Outstanding	35,869	34,001
Basic Earnings Per Share	$1.35	$1.59
Diluted Earnings Per Share	$1.34	$1.57
-end- SOUTHWEST GAS CORPORATION SUMMARY UNAUDITED OPERATING RESULTS (In thousands, except per share amounts)

	THREE MONTHS ENDED MARCH 31,		TWELVE MONTHS ENDED MARCH 31,
	2005	2004	2005	2004
Results of Consolidated Operations
Contribution to net income - gas operations	$32,386	$40,556	$40,184	$49,431
Contribution to net income - construction services	443	488	8,376	4,576

Net income	$32,829	$41,044	$48,560	$54,007

Earnings per share - gas operations	$0.87	$1.18	$1.12	$1.45
Earnings per share - construction services	0.01	0.01	0.23	0.14

Basic earnings per share	$0.88	$1.19	$1.35	$1.59

Diluted earnings per share	$0.88	$1.18	$1.34	$1.57

Average outstanding common shares	37,097	34,411	35,869	34,001
Average shares outstanding (assuming dilution)	37,390	34,672	36,161	34,292

Results of Natural Gas Operations
Gas operating revenues	$494,983	$433,784	$1,323,251	$1,108,154
Net cost of gas sold	303,927	236,598	713,095	525,629

Operating margin	191,056	197,186	610,156	582,525
Operations and maintenance expense	74,276	69,981	295,095	270,786
Depreciation and amortization	34,247	32,286	132,476	123,754
Taxes other than income taxes	10,314	9,909	38,074	36,519

Operating income	72,219	85,010	144,511	151,466
Other income (expense)	1,086	(20)	2,717	3,203
Net interest deductions	19,882	18,627	79,392	74,929
Net interest deductions on subordinated debentures	1,931	1,930	7,725	4,610
Preferred securities distributions	--	--	--	2,811

Income before income taxes	51,492	64,433	60,111	72,319
Income tax expense	19,106	23,877	19,927	22,888

Contribution to net income - gas operations	$32,386	$40,556	$40,184	$49,431

SOUTHWEST GAS CORPORATION SELECTED STATISTICAL DATA MARCH 31, 2005

FINANCIAL STATISTICS
Market value to book value per share at quarter end	121%
Twelve months to date return on equity -- total company	7.1%
-- gas segment	6.2%
Common stock dividend yield at quarter end	3.4%

GAS OPERATIONS SEGMENT

Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity

Arizona	$688,202	9.20%	11.00%
Southern Nevada	574,285	7.45	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	8.74	10.38
Northern California	45,487	8.74	10.38
Paiute Pipeline Company (1)	75,059	9.69	11.60

    (1)        Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS	THREE MONTHS ENDED MARCH 31,		TWELVE MONTHS ENDED MARCH 31,
(In dekatherms)	2005	2004	2005	2004

Residential	30,287,364	32,518,093	64,486,616	64,723,522
Small commercial	10,895,990	11,470,062	29,810,367	29,189,870
Large commercial	3,147,516	2,763,920	10,818,068	10,072,978
Industrial / Other	3,298,074	3,247,937	16,491,157	14,685,562
Transportation	33,280,969	28,056,356	131,051,106	130,627,834

Total system throughput	80,909,913	78,056,368	252,657,314	249,299,766

HEATING DEGREE DAY COMPARISON

Actual	1,020	1,140	1,831	1,974
Ten-year average	1,086	1,077	1,920	1,922

Heating degree days for prior periods have been recalculated using the current period customer mix.